Exhibit 12.1


                           HIGHWOODS PROPERTIES, INC.


            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




                                                               1997         1996         1995         1994        1993
                                                          ------------- ------------ ------------ ------------ ----------
Earnings (1)
Income (loss) from continuing operations ................   $  92,584     $ 48,242     $ 28,934     $  8,159     $ (155)
Interest ................................................      45,138       24,699       12,101        4,955      5,185
Amortization of loan costs ..............................       2,256        1,911        1,619          738         --
Total earnings ..........................................   $ 139,978     $ 74,852     $ 42,654     $ 13,852     $5,030
Fixed charges and preferred stock dividends
Interest ................................................   $  45,138     $ 24,699     $ 12,101     $  4,955     $5,185
Interest capitalized ....................................       7,238        2,935          507           17         16
Amortization of loan costs expensed .....................       2,256        1,911        1,619          738         --
Amortization of loan costs capitalized ..................          --           --           --           --         --
Total fixed charges .....................................   $  54,632     $ 29,545     $ 14,227     $  5,710     $5,201
Preferred stock dividends ...............................      13,117           --           --           --         --
Ratio of earnings to fixed charges ......................        2.56         2.53         3.00         2.43       0.97
Ratio of earnings to combined fixed charges and preferred
 stock dividends ........................................        2.07         2.53         3.00         2.43       0.97

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(1) The calculation does not include amortization of previously capitalized interest.